UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2010

ATS Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51552	11-3747850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7925 Jones Branch Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (571) 766-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers

On December 15, 2010,  Dr. Edward H. Bersoff, the Chairman, President and Chief Executive Officer of ATS Corporation (the “Company”), resigned from his role as President and Chief Executive Officer of the Company, effective December 31, 2010.  He will continue to serve as the Non-Executive Chairman of the Board of Directors of the Company.

The Company previously announced Dr. Bersoff’s transition to the position of Non-Executive Chairman of the Board of Directors on October 19, 2010, when also announcing that Sidney E. Fuchs was elected as the President and Chief Executive Officer of the Company effective January 1, 2011.

Dr. Bersoff’s current Employment Agreement dated March 19, 2007, as amended (incorporated by reference to Exhibit 10.1 on Form 10-Q filed August 7, 2009), will terminate on December 31, 2010, except for customary provisions to remain intact covering trade secrets, return of property and discoveries and works.

Item 8.01           Other Events

On December 15, 2010, Dr. Bersoff entered into a chairman agreement (the “Agreement”) with the Company effective January 1, 2011 pursuant to which he will serve as the Company’s Non-Executive Chairman of the Board of Directors until the later of June 30, 2012 or the Company’s 2012 annual stockholders’ meeting (or any earlier change in control of the Company).  The terms of the Agreement provide for (i) monthly payments of $13,333.33, paid quarterly, (ii) eligibility to receive future equity award grants comparable to other members of the Board, and (iii) health insurance consistent with that of Company executives through the termination date.   The Agreement also provides for a post termination eighteen-month non-solicitation and non-competition term.   A copy of the Agreement between Dr. Bersoff  and the Company is filed hereto as Exhibit 10.1.

Item 9.01           Financial Statements and Exhibits

(d)  Exhibits

10.1	Chairman Agreement with Dr. Edward H. Bersoff dated December 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      December 16, 2010

ATS CORPORATION

By:	/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff
Chairman, President and
Chief Executive Officer